Exhibit 99.1

Financial Report
October - December 2007

Sales:	Up 11% to $1,784 million
EBIT:	Up 20% to $164 million
Cash Flow:	Up 47% to $232 million

(Stockholm, Jan. 31, 2008) – – – For the three-month period ended December 31, 2007, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported the highest sales and operating income of any quarter, and its best cash flow for any fourth quarter.

When compared to the same quarter 2006, net sales rose by 11% to $1,784 million with the organic portion growing by nearly 4%. Operating income improved by 20% to $164 million, resulting in an operating margin of 9.2% compared to 8.5% in the fourth quarter 2006. Income before tax increased by 20% to $149 million. Net income totalled $94 million with earnings per share of $1.25 compared to $103 million and $1.27, respectively, in the fourth quarter 2006, which was positively impacted by discrete tax items of $24 million. In the fourth quarter of 2007, discrete tax items had an $8 million negative effect. Excluding the effect of all discrete tax items, earnings per share improved by 40% to $1.36 (non-U.S GAAP measure, see table).

Cash flow from operations amounted to $232 million and cash flow before financing activities amounted to $105 million. This represents improvements of $75 million and $28 million, respectively, from the same quarter 2006.

For the full year 2008, sales are expected to increase by approximately 7% and operating margin is expected to improve to 8.0-8.5%.

An earnings conference call will be held at 3:00 p.m. (CET) January 31. To listen in, call (in Europe) +44-207-947-5033 and (in the U.S.) +1-866-432-7186 or access www.autoliv.com under “News/Calendar”.

4th Quarter 2007

Market Overview
During the fourth quarter 2007, global light vehicle production is estimated by CSM and J.D. Power to have increased by nearly 8% compared to the same quarter 2006.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production is estimated to have risen by 6%. At the beginning of the quarter, light vehicle production in Western Europe was expected to be flat, while it is now estimated to have increased by 1%. Light vehicle production in Eastern Europe rose by 22%, i.e. 2% more than expected.

In North America, which accounts for one quarter of Autoliv’s consolidated revenues, light vehicle production increased by 1%. GM, Ford and Chrysler (“the Detroit 3”) reduced their production by 5% compared to an expected decrease of 7%, while the Asian and European vehicle manufacturers increased their American production by 11%, which was 3 percentage points more than expected.

In Japan, which accounts for one tenth of Autoliv’s sales, light vehicle production increased by 6%.

For the Rest of the World (RoW) light vehicle production is estimated to have increased by 15%, primarily due to a 19% increase in China and a 17% increase in India.

Autoliv’s market is driven not only by vehicle production but also by new vehicle models being equipped with more airbags and other safety systems in response to market demand for safer vehicles and new regulations and crash test programs. An example of such regulation was provided in September when the U.S. National Highway Traffic Safety Administration released new crash test criteria that will, in effect, mandate side curtain airbags and chest side airbags on all new light vehicles within the next five years.

Consolidated Sales
During the quarter, Autoliv’s consolidated net sales rose by slightly more than 11% to $1,784 million compared to the fourth quarter 2006. Excluding currency translation and acquisition effects of  7% and less than 1%, respectively, organic sales (i.e. sales excluding currency translation effects, and acquisitions/divestitures) grew by nearly 4%. At the beginning of the quarter, organic sales were anticipated to grow by at least 2%. However, global light vehicle production has been 2% stronger than expected.

The growth in Autoliv’s organic sales of nearly 4% was driven by strong performance in seatbelts due to the introduction of more technologically advanced seatbelts and higher global light vehicle production. Organic sales were also driven by higher penetration of side curtain airbags into an increasing number of new vehicle models, and by market share gains in safety electronics. Sales grew organically in all regions, except North America. Organic sales were driven by expanding business with certain large customers such as Renault, Nissan and BMW, while the fastest organic sales growth was seen with AvtoVaz, Fiat and the Chinese manufacturers, albeit from previously low levels.

Sales by Product
Sales of airbag products (including steering wheels and electronics) increased by 9% to $1,146 million. Excluding currency effects of 7%, organic sales grew by 2%. Consequently, the strong global vehicle production was of limited benefit to Autoliv’s airbag sales. This is due to the fact that many vehicles in emerging markets do not yet include airbags. Sales were negatively impacted by the production cuts of the Detroit 3, pricing pressure and the expiration of certain frontal airbag contracts, while strong demand for side curtain airbags (organic sales up 11%) and higher market share for safety electronics had a favorable effect.

Sales of seatbelt products (including seat sub-systems) rose by 17% to $639 million. Excluding currency and acquisition effects of 10%, organic sales grew by 7%. This strong performance was due to higher light vehicle production in Asia and Eastern Europe, new business awards and the introduction of more sophisticated seatbelt systems.

Sales by Region
Sales from Autoliv’s European companies rose by 17% to $975 million. Excluding currency effects of 12%, sales grew organically by 5%, thereby outperforming the 1% increase in light vehicle production in Western Europe, where Autoliv derives 90% of its European revenues. This strong performance reflects the introduction of active seatbelts with electrically driven pretensioners, and the demand for seatbelts with pyrotechnic pretensioners. Sales were also driven by strong demand for side curtain airbags, market share gains in safety electronics and new seatbelt business with Fiat and in Eastern Europe. Sales increased thanks to such models as Audi’s A4; AvtoVaz’s Klassika and Priora; BMW’s Mini and Clubman; Citroën’s C4; Dacia’s Logan; Fiat’s 500; Ford’s  Mondeo; Kia’s Cee’d; Mercedes’ C-class; Nissan’s Qashqai and Murano; Opel’s Corsa; and Renault’s Laguna.

Sales from Autoliv’s North American companies decreased by 6% to $408 million, primarily due to the production cuts of the Detroit 3 and the expiration of certain contracts for frontal airbags. Sales were also negatively impacted by pricing pressure. However, our safety electronics sales grew by 6% despite the 5% lower production of the Detroit 3. Sales were driven by new business for BMW’s X5; Buick’s Enclave; GMC’s Acadia; Saturn’s Outlook and Vue; and Volkswagen’s Golf.

Sales from Autoliv’s companies in Japan increased by 22% to $181 million including currency effects of 3%. Organic growth of 19% compares favorably with the 6% increase in Japanese vehicle production. Organic growth was recorded in all product lines and was particularly strong in curtain airbags. Sales of head curtain airbags rose organically by 47%, primarily due to new business and higher production of Daewoo’s Windstorm; Lexus’ LX and GX; Mazda’s Axela; Mitsubishi’s Outlander; Nissan’s X-trail and Rogue; and Toyota’s Ist, Zone and Vitz.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by 21% to $220 million. Excluding currency and acquisition effects of 7% and 5%, respectively, sales grew organically by 9%. Organic sales were driven by strong vehicle production resulting primarily in vigorous sales of seatbelts (up 22% organically) and steering wheels (up 47% organically). The demand was particularly strong in China (up 25% organically), partially as a result of sales to Brilliance-Jinbei’s Junjie; Chery’s A and S; Ford’s Mondeo; Honda’s CRV; Peugeout’s 307;  and SAIC’s R75.

Earnings
Operating income for the fourth quarter rose by 20% to a record level of $164 million, resulting in one of the highest operating margins in Autoliv’s history of 9.2%. This is primarily due to strong sales performance and continuous cost control improvements.

Gross profit increased by 11% or $33 million to $347 million despite pricing pressure from customers and higher raw material prices and costs related to financially distressed suppliers. Direct material costs also rose in relation to sales as a result of sales growing particularly fast for products with relatively higher component costs. Restructuring efforts generated savings in production overhead cost, but they were not enough to completely offset the negative effects from price reductions and higher material costs. As a result, gross margin declined slightly to 19.5% from 19.6% for the same period in 2006.

Operating income rose by $28 million to $164 million due to higher gross profit and lower R,D&E expense, partly offset by higher Other operating expense. Operating margin improved to 9.2% from 8.5%, primarily due to better utilization of R,D&E resources (Note: this reduction did not affect the development of future products).The margin improvement is also due to Selling, General and Administrative expense (S,G&A) declining in relation to sales to 5.0% from 5.2%, both as a result of restructuring activities over the past several quarters and higher sales. Operating margin was negatively impacted by restructuring costs of $11 million (reported in Other operating expense) which was $9 million higher than in the same quarter 2006. This increase impacted operating margin negatively by 0.5 percentage points, partially offset by a 0.4 point one-time favorable effect from license revenue (see significant events).

Income before taxes increased by 20% or $25 million to $149 million. The $28 million improvement in operating income was offset partially by $4 million higher interest expense, net, principally due to higher average net debt for the share repurchase program and three acquisitions.

Net income amounted to $94 million compared to $103 million for the same quarter 2006, when net income was boosted by $24 million from the release of tax reserves and other discrete tax items. In 2007, net income was reduced by discrete tax items of $8 million, principally related to the deferred tax impact of new tax laws. Excluding these tax effects totaling $32 million, net income would have risen by 29% or $23 million. The effective tax rate was 36.1% compared to 12.1% in the same quarter 2006.

Earnings per share amounted to $1.25 compared to $1.27 in 2006 when discrete tax items boosted earnings per share by 30 cents while such items had a negative effect of 11 cents in 2007. Excluding these items, the improvement in earnings per share would have been 39 cents of which the main factors are ;7 cents from  the stock repurchase program, 8 cents from currency effects and 22 cents from organic improvements. The average number of shares outstanding decreased by 7% to 75.5 million.

Return on capital employed improved to 19% from 16%, while reported return on equity declined to 16% from 17%. Excluding discrete tax items in both years, return on equity would have improved to 17% from 13% in 2006.

Cash Flow and Balance Sheet
Both cash flow from operations and cash flow before financing were the second best in Autoliv’s history, and record-highs for a fourth quarter. Cash flow from operations improved to $232 million from $157 million in the fourth quarter 2006, and cash flow before financing improved to $105 million from $77 million. The strong cash flow was achieved primarily as the result of improvements in working capital and net income. Factoring was also $33 million higher than at the end of the third quarter, while cash flow was negatively impacted by the payment of $36 million related to a judgment in July .

Capital expenditures, net of $86 million were $2 million higher than depreciation and amortization of $84 million and $6 million higher than capital expenditures, net in the same quarter 2006.

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio improved to 9.1% from 10.1% at the end of the previous quarter and from 11.7% a year ago.

In relation to days sales outstanding, receivables decreased to 60 days from 70 days at the end of the third quarter and 64 days a year ago. Days inventory outstanding decreased to 30 from 33 a quarter ago and from 31 a year ago.

During the quarter, net debt increased by $44 million to $1,182 million and gross interest-bearing debt increased by $46 million to $1,352 million due to share buybacks and dividends totaling $152 million, and acquisitions for $41 million. The net debt to capitalization ratio increased to 33% from 32%.

Autoliv’s policy is to maintain a net debt that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest-coverage ratio significantly above 2.75 times. On December 31, these ratios were 1.5 and 9.8, respectively.

During the quarter, equity increased by $6 million to $2,349 million or $31.83 per share, despite share buybacks of $123 million and dividend payments of $29 million. Equity was favorably impacted by $94 million from net income, by $36 million from favorable currency effects, by $22 million from equity adjustments related to pension liabilities and by $6 million from the exercise of stock options.

Launches during the 4th quarter 2007
•	Chevrolet’s Malibu: Passenger airbag, Inflatable Curtains and seatbelts with pretensioners
•	BMW’s X6 (North America):Inflatable Curtains, side airbags, and seatbelts with pretensioners
•	Fiat’s Fiorino: Seatbelts with pretensioners and safety electronics
•	Great Wall’s Cowry: Seatbelts with pretensioners
•	Infiniti’s EX: Passenger airbag and safety electronics
•	Lexus LX:Inflatable Curtains
•	Samsung’s QM5: Frontal airbags, Inflatable Curtains, side airbag, seatbelts with pretensioners and electronics
•	Suzuki’s Splash: Frontal airbags, Inflatable Curtains, side airbag, steering wheel and safety electronics
•	Toyota’s Sequoia: Passenger airbag and Inflatable Curtains

Full Year 2007

Market Overview
During the twelve-month period January - December 2007, global light vehicle production is estimated to have increased by 5%, but by less than 3% in the Triad where Autoliv derives almost 90% of its sales.

In Europe, light vehicle production is estimated to have increased by 6%, primarily due to an 18% growth in Eastern Europe. The increase in Western Europe was 2%.

In North America, light vehicle production declined by 1.5% due to GM, Ford and Chrysler cutting back production by 7%. The other manufacturers increased their production by 10%.

In Japan, light vehicle production increased by 1%.

In the Rest of the World, light vehicle production is estimated to have risen by 13%, driven by China and India.

Consolidated Sales
For the full year, sales increased by 9% to $6,769 million, including currency translation effects of 5%. Organic sales growth of 4% was driven by strong performance in seatbelts, both as a reflection of demand for more technologically advanced seatbelts and as a reflection of booming vehicle production in emerging markets. Strong demand for curtain airbags and higher market share for electronics also contributed to Autoliv’s performance.

Sales of airbag products increased by 7% to $4,377 million. Excluding currency effects of 5%, organic sales grew by 2% due to strong curtain airbag sales, partially offset by declines in frontal airbags.

Sales of seatbelt products increased by nearly 14% to $2,392 million including currency and acquisition effects of 7%. The 7% increase in organic sales was 2 percentage points stronger than the growth in global light vehicle production. Autoliv outperformed light vehicle production, thanks mainly to offering higher value-added products such as seatbelts with pretensioners and active seatbelts.

Sales from Autoliv’s European companies increased by 13% to $3,660 million including 9% from currency effects. Organic growth of 4% was less than the overall increase in European light vehicle production but twice the rate of West European production.

Sales from Autoliv’s North American companies decreased by less than 1% to $1,711 million due to the 1.5% decline in the region’s light vehicle production.

Sales from Autoliv companies in Japan increased by 12% to $627 million despite a 1% negative currency effect. Growth in organic sales of 13% was significantly stronger than the 1% increase in Japanese light vehicle production, mainly due to seatbelt market share gains.

Sales from Autoliv companies in the Rest of the World rose by 17% to $770 million including currency and acquisition effects of 7%. Growth in organic sales of 10% was driven by all product lines supported by an increase of 13% in light vehicle production within the region.

Earnings
Gross profit increased by 5% or $65 million to $1,331 million on higher sales. However, gross margin decreased to 19.7% from 20.4% as a result of higher direct costs and pricing pressure from customers.

Operating income declined by $18 million to $502 million, due to a $30 million cost incurred in the second quarter related to a legal dispute and $10 million higher restructuring costs for the year. Restructuring costs increased to $23 million from $13 million in 2006. Operating margin declined from 8.4% to 7.4% and to 7.9% excluding the $30 million for the legal dispute. The $10 million higher restructuring costs had a 0.2 percentage points negative margin effect, while lower R,D&E expense as a percent of sales had a 0.6 points positive margin effect.

Income before taxes declined by 7% or $35 million to $446 million due to the above-mentioned legal dispute of $30 million and higher net interest of $15 million, caused by higher market interest rates and higher average net debt as a result of share buybacks and acquisitions.

Net income declined by $114 million to $288 million from 2006, when net income was boosted by $95 million from discrete tax items while the legal dispute in 2007 had a negative after-tax effect of $20 million. Excluding these effects and the $8 million of discrete tax items in 2007, net income would have risen to $316 million from $308 million. The effective tax rate increased to 33.7 % from 12.2% due to the favorable 19.7 percentage points impact of discrete tax items in 2006 and a negative 1.8 point impact in 2007.

Earnings per share declined by $1.20 to $3.68 from $4.88. In 2006, discrete tax items had a favorable impact of $1.15 while, in 2007, the legal dispute and discrete tax items had a negative effect of $0.36. Excluding these effects, earnings per share would have improved by 8% or 31 cents to $4.04. Share buybacks improved earnings per share by 17 cents and currency effects by 18 cents. The average number of shares outstanding decreased by 5% to 78.3 million.

Cash Flow and Balance Sheet
Operations generated a record-high cash flow of $781 million and $350 million before financing compared to $560 million and $271 million during 2006. This year’s strong cash flow was helped by $15 million from factoring but reduced by $121 million and $36 million, respectively, for acquisitions and the legal dispute.

Capital expenditures, net amounted to $314 million while depreciation and amortization were $321 million compared to $295 million and $303 million, respectively, last year.

Despite dividends and share buybacks totalling $501 million and acquisitions totalling $121 million, net debt increased by only $172 million and gross interest-bearing debt by only $170 million during the year thanks to strong cash flow. Net debt to capitalization increased to 33% from 29% a year ago.

Equity decreased by $54 million due to stock repurchases of $380 million and dividends of $121 million. Equity was positively impacted by $288 million from net income, by $108 million from currency effects, $19 million from effects of stock compensation, $22 million for equity adjustments related to pension liabilities and $10 million from the adoption of FIN-48.

Headcount
Total headcount (employees plus temporary hourly workers) increased by 400 during the quarter and by 100 during the full year to 41,900, due to the acquisition, in November, of IFB in India that has 600 employees.

Headcount in high-cost countries (HCC) was reduced by more than 1,000 during the quarter and by 2,000 during the full year (both record-high numbers), while headcount in LCC increased by close to 1,500 in the quarter and by 2,200 during the year. As a result, 52% of headcount (and 53% of permanent employees excluding temporaries) are currently in LCC compared to 47% (and 49%, respectively) a year ago and less than 10% eight years ago, when the reallocation of production started to accelerate. Of total headcount, 16% are temporary workers.

Prospects
During the first quarter of 2008, light vehicle production is expected to drop by 6% and 7% in North America and Western Europe, respectively, where Autoliv derives 70% of revenues. As a result, the Company’s organic sales are expected to decline by 3%. Consolidated sales are expected to increase by 5% provided that the current exchange rates prevail. The acquisition of IFB in India is expected to add 1% to consolidated sales. Operating margin is expected to be close to 7.0% compared to 7.4% in the first quarter 2007. The decline is entirely due to the fact that Easter Holiday this year will fall into the first quarter instead of the second as in 2007 .

For the full year 2008, both North American and West European light vehicle production is expected to drop by 5%, which implies a moderation in this drop gradually during the year. Despite this decline in Autoliv’s largest markets, the Company expects organic sales to grow by approximately 2% and consolidated sales to grow by approximately 7% provided that the current exchange rates prevail. The negative impact from start-up costs in Asia are expected to abate gradually during the year. As a result, we expect operating margin to improve –  despite the weak vehicle production in our largest market – and to reach a level between 8.0% and 8.5%, in line with our long-term target of 8-9%.

The effective tax rate is projected to be approximately 31%, which is in line with what was previously communicated.

Other Significant Events
• During the quarter, Autoliv repurchased 2,094,550 shares for $123 million at an average cost of $58.74 per share and during the full year 6.6 million shares for $380 million at an average cost of $57.35 per share. In November, the Board authorized a repurchase mandate for another 7.5 million shares. Of this mandate, 6.9 million shares remain.

• In November, Autoliv began consolidating Autoliv IFB in India following the acquisition of the remaining 50.01% of the shares. This seatbelt joint venture has 600 employees and had sales of $45 million in 2007.

• The Company has refinanced its debt by the issuance of $400 million of guaranteed senior notes by Autoliv Inc’s principal U.S. operating subsidiary, Autoliv ASP, Inc. The offering was oversubscribed despite the fact that the original amount of $200 million was doubled. Through this refinancing, Autoliv has achieved a debt structure with longer maturity and lower interest rate risk. There was no material income effect incurred due to this change.

• In order to become a partner in a European private equity firm, Mr. Magnus Lindquist has given notice of his  resignation as Vice President and Chief Financial Officer of Autoliv Inc. He will remain in his current position during the notification period of six months until June 2008.

• Autoliv has received $7 million as a one-time out-of-court settlement relating to the use of a patent during the past several years. Autoliv also receives license fees as long as the other party uses the technology.

Annual General Meeting of Shareholders
The 2008 Shareholders Meeting will be held in Chicago on May 6. Holders of record at the close of business on March 7 are entitled to be present and vote at the Meeting.

A Notice of Internet Availability of Proxy Materials will be mailed to shareholders no later than March 27.

Dividend and Next Report
The Company has declared a quarterly dividend of 39 cents per share for the first quarter 2008. This dividend will be paid on March 6 to shareholders of record as of February 7, 2008. The ex-date, when the stock trades without the right to the dividend, is February 5, 2008.

Autoliv intends to publish the quarterly report for the first quarter on Tuesday April 22, 2008.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the annual report for definitions of terms used in this report.
Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 – Report 2007

KEY RATIOS

	Quarter October - December		12 months January - December

	2007	2006	2007	2006

Earnings per share 1)	$1.25	$1.27	$3.68	$4.88
Equity per share	31.83	30.00	31.83	30.00
Cash dividend paid per share	0.39	0.37	1.54	1.36
Operating working capital, $ in millions2)	614	724	614	724
Capital employed, $ in millions	3,531	3,413	3,531	3,413
Net debt, $ in millions 2)	1,182	1,010	1,182	1,010
Net debt to capitalization, % 3)	33	29	33	29

Gross margin, % 4)	19.5	19.6	19.7	20.4
Operating margin, % 5)	9.2	8.5	7.4	8.4

Return on equity, %	16.0	17.2	12.0	17.1
Return on capital employed, %	18.9	16.2	14.6	16.1

Average no. of shares in millions 1)	75.5	81.1	78.3	82.5
No. of shares at period-end in millions 6)	73.8	80.1	73.8	80.1
No. of employees at period-end	35,300	35,700	35,300	35,700
Headcount at period-end	41,900	41,800	41,900	41,800
Days receivables outstanding 7)	60	64	64	70
Days inventory outstanding 8)	30	31	33	34
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales.  5) Operating income relative to sales. 6) Excluding dilution and net of treasury shares. 7) Outstanding receivables relative to average daily sales. 8) Outstanding inventory relative to average daily sales.

Q4 – Report 2007

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter October – December		12 months January - December

	2007	2006	2007	2006
Net sales
- Airbag products	$1,145.7	$1,055.1	$4,377.2	$4,085.4
- Seatbelt products	638.6	546.5	2,391.8	2,102.6
Total net sales	1,784.3	1,601.6	6,769.0	6,188.0

Cost of sales	(1,437.1)	(1,287.9)	(5,438.4)	(4,922.8)
Gross profit	347.2	313.7	1,330.6	1,265.2

Selling, general & administrative expenses	(89.2)	(82.7)	(359.8)	(325.5)
Research, development & engineering expenses	(81.4)	(89.8)	(395.7)	(397.6)
Amortization of intangibles	(5.8)	(3.8)	(20.3)	(15.1)
Other income (expense), net	(6.7)	(1.2)	(52.8)	(7.0)
Operating income	164.1	136.2	502.0	520.0

Equity in earnings of affiliates	1.7	0.6	6.4	5.2
Interest income	3.1	2.2	9.0	8.6
Interest expense	(17.8)	(13.1)	(62.5)	(46.9)
Other financial items, net	(1.9)	(1.8)	(8.7)	(5.5)
Income before income taxes	149.2	124.1	446.2	481.4

Income taxes	(53.8)	(15.0)	(150.3)	(58.9)
Minority interests in subsidiaries	(1.4)	(5.9)	(8.0)	(20.2)
Net income	$94.0	$103.2	$287.9	$402.3

Earnings per share 1)	$1.25	$1.27	$3.68	$4.88
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q4 – Report 2007

CONSOLIDATED BALANCE SHEETS
 (Dollars in millions)

	December 31	September 30	June 30	March 31	December 31
	2007	2007	2007	2007	2006
Assets
Cash & cash equivalents	$153.8	$160.1	$136.1	$141.3	$168.1
Receivables	1,230.7	1,297.3	1,296.9	1,379.7	1,206.7
Inventories	561.3	565.2	537.7	540.4	545.4
Other current assets	149.4	160.8	150.2	173.7	178.2
Total current assets	2,095.2	2,183.4	2,120.9	2,235.1	2,098.4

Property, plant & equipment, net	1,259.8	1,222.8	1,182.5	1,167.7	1,160.4
Investments and other non-current assets	190.9	192.8	188.6	179.0	175.7
Goodwill assets	1,613.4	1,585.6	1,578.9	1,570.6	1,537.1
Intangible assets, net	146.1	139.4	143.8	154.8	139.2
Total assets	$5,305.4	$5,324.0	$5,214.7	$5,307.2	$5,110.8

Liabilities and shareholders’ equity
Short-term debt	$311.9	$330.4	$312.4	$325.9	$294.1
Accounts payable	834.0	787.6	813.6	792.4	762.5
Other current liabilities	517.4	598.5	556.0	513.4	475.0
Total current liabilities	1,663.3	1,716.5	1,682.0	1,631.7	1,531.6

Long-term debt	1,040.3	975.7	822.3	953.1	887.7
Pension liability	63.3	96.6	95.7	92.2	93.8
Other non-current liabilities	137.2	132.4	133.4	137.1	109.7
Minority interests in subsidiaries	52.2	59.3	55.1	55.5	85.1
Shareholders’ equity	2,349.1	2,343.5	2,426.2	2,437.6	2,402.9
Total liabilities and shareholders’ equity	$5,305.4	$5,324.0	$5,214.7	$5,307.2	$5,110.8

Q4 – Report 2007

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter October - December		12 months January - December

	2007	2006	2007	2006

Net income	$94.0	$103.2	$287.9	$402.3
Depreciation and amortization	84.5	79.8	320.8	302.6
Deferred taxes and other	(8.8)	13.5	3.0	11.5
Changes in operating assets and liabilities	61.9	(39.4)	169.1	(156.6)
Net cash provided by operating activities	231.6	157.1	780.8	559.8

Capital expenditures, net	(86.4)	(80.1)	(314.2)	(294.9)
Acquisitions of businesses and other, net	(40.6)	(0.3)	(116.9)	6.5
Net cash used in investing activities	(127.0)	(80.4)	(431.1)	(288.4)

Net cash before financing 1)	104.6	76.7	349.7	271.4

Net increase (decrease) in short-term debt	(57.5)	(1.5)	(33.8)	(320.1)
Issuance of long-term debt	400.0	45.4	648.4	369.1
Repayments and other changes in long-term debt	(305.2)	–	(498.9)	(158.5)
Dividends paid	(29.4)	(30.0)	(120.6)	(112.1)
Shares repurchased	(123.0)	(66.4)	(380.0)	(221.5)
Stock options exercised	2.9	1.6	11.4	7.7
Other, net	0.1	0.6	(1.2)	(2.8)
Effect of exchange rate changes on cash	1.2	9.8	10.7	39.0
Increase (decrease) in cash and cash equivalents	(6.3)	36.2	(14.3)	(127.8)
Cash and cash equivalents at period-start	160.1	131.9	168.1	295.9
Cash and cash equivalents at period-end	$153.8	$168.1	$153.8	$168.1
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 – Report 2007

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(Dollars in millions, except per share data)

OPERATING WORKING CAPITAL

	December 31	September 30	June 30	March 31	December 31
	2007	2007	2007	2007	2006

Total current assets	$2,095.2	$2,183.4	$2,120.9	$2,235.1	$2,098.4
Total current liabilities	(1,663.3)	(1,716.5)	(1,682.0)	(1,631.7)	(1,531.6)
Working capital	431.9	466.9	438.9	603.4	566.8
Cash and cash equivalents	(153.8)	(160.1)	(136.1)	(141.3)	(168.1)
Short-term debt	311.9	330.4	312.4	325.9	294.1
Derivative asset and liability, current	(4.4)	(1.5)	0.1	(0.3)	1.2
Dividends payable	28.8	29.8	33.6	31.2	29.6
Operating working capital	$614.4	$665.5	$648.9	$818.9	$723.6

NET DEBT

	December 31	September 30	June 30	March 31	December 31
	2007	2007	2007	2007	2006

Short-term debt	$311.9	$330.4	$312.4	$325.9	$294.1
Long-term debt	1,040.3	975.7	822.3	953.1	887.7
Total debt	1,352.2	1,306.1	1,134.7	1,279.0	1,181.8
Cash and cash equivalents	(153.8)	(160.1)	(136.1)	(141.3)	(168.1)
Debt-related derivatives	(16.5)	(7.9)	(6.6)	(5.0)	(3.3)
Net debt	$1,181.9	$1,138.1	$992.0	$1,132.7	$1,010.4

IMPACT IN 2007 OF LEGAL DISPUTE AND DISCRETE TAX ITEMS

	Quarter October – December			12 months January - December

	Non-U.S. GAAP	Impact1)	Reported U.S. GAAP	Non-U.S. GAAP	Impact1,2)	Reported U.S. GAAP

Operating income	$164.1	-	$164.1	$532.4	$(30.4)	$502.0
Operating margin, % 3)	9.2	-	9.2	7.9	(0.5)	7.4
Income before taxes	149.2	-	149.2	476.6	(30.4)	446.2
Net income	102.4	(8.4)	94.0	316.1	(28.2)	287.9
Operating working capital	614	-	614	634	(20)	614
Capital employed	3,539	(8)	3,531	3,559	(28)	3,531
Return on capital employed, %	18.9	-	18.9	15.4	(0.8)	14.6
Return on equity, %	17.4	(1.4)	16.0	13.1	(1.1)	12.0
Earnings per share 4)	1.36	(0.11)	1.25	4.04	(0.36)	3.68
Equity per share	$31.94	$(0.11)	$31.83	$32.21	$(0.38)	$31.83
1) Deferred tax impact of new tax laws in Mexico. 2) Following a judgment rendered by the U.S. Federal Circuit Court on July 11, 2007, Autoliv increased its legal reserves by $30 million. Consequently, this event effected Q2 and therefore the full-year numbers in this report (but only cash in Q4). 3) Operating income relative to sales. 4) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q4 – Report 2007

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

Quarter October - December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	4.9	41.4	(6.4)	(27.6)	19.1	28.2	8.9	16.1	3.6	58.1
Currency effects	11.8	97.9	0.2	0.4	3.2	4.8	7.0	13.0	7.3	116.1
Acquisitions/divestitures	–	–	–	–	–	–	4.7	8.5	0.5	8.5
Reported change	16.7	139.3	(6.2)	(27.2)	22.3	33.0	20.6	37.6	11.4	182.7

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

12 months January - December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	3.6	115.5	(0.6)	(9.8)	13.5	75.3	10.5	68.6	4.0	249.6
Currency effects	9.0	294.0	0.0	(0.0)	(1.4)	(7.4)	5.5	36.3	5.3	322.9
Acquisitions/divestitures	–	–	–	–	–	–	1.3	8.5	0.1	8.5
Reported change	12.6	409.5	(0.6)	(9.8)	12.1	67.9	17.3	113.4	9.4	581.0